Exhibit 21.1*
Subsidiaries of Silicon Graphics International Corp.

Silicon Graphics International, LTD
Silicon Graphics World Trade BV
Rackable Systems Holding Corp. (Delaware)
Silicon Graphics Finance S.A.
Silicon Graphics Federal, LLC.
Rackable Systems Canada Acquisition ULC
Silicon Graphics GmbH
Silicon Graphics SAS
SGI Japan, Ltd.

*Subsidiaries listed are “Significant Subsidiaries” of Silicon Graphics International Corp. as determined in accordance with Item 601 of Regulation S-K and Rule 1-02(w) of Regulation S-X.